Exhibit 4.33

English Translation

Cooperative Agreement

Party A: NetEase Information Technology (Beijing) Co., Ltd.

Address: 26th Floor, SP Tower D, Tsinghua Science Park Building 8, No.1 Zhongguancun East Road, Haidian District, Beijing

Party B: Guangzhou NetEase Interactive Entertainment Ltd.

Address: 2nd section, West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou, Guangdong

Party C: Guangzhou NetEase Computer System Co., Ltd.

Address: West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou

Party A, Party B and Party C (collectively referred to as the “Parties”), upon mutual consultations, reach the following agreement with respect to cooperation among the Parties for mutual obedience:

I. Scope of Cooperation in Services

1. Scope of services provided by Party A

Party A shall work with Party C to provide services to clients in accordance with this Agreement, including but not limited to:

(1)	Development and production of network communications products and applications in relation to internet use, including without limitation NetEase Popo, NetEase Mailbox, NetEase Photo, NetEase Search, NetEase Alumni, and related technology assistance and support;

(2)	internet portal technology services, including without limitation server maintenance, the development, update and upgrade of server application software and related applications;

(3)	e-commerce technology service, including without limitation services of setup and maintenance of NetEase e-commerce platform;

(4)	R&D in electronic publishing technology and related technology assistance and support;

(5)	R&D in advertisement release software and monitoring software, the development, update and upgrade of advertisement release platform;

2. Scope of service provided by Party B

Party B shall work with Party C to provide services to clients in accordance with this Agreement, including but not limited to:

(1)	R&D in computer software (including without limitation online games) and related technology support and maintenance services;

(2)	Technology support for the production of NetEase e-card and client service, including without limitation the development, update and maintenance of back office system for NetEase e-card; and

(3)	Provide bandwidth.

3. Party C is a company engaged in internet information services as approved by Office for Administration of Communications Industry of Guangdong according to law, and also the holder of Value-added Telecommunications Business License for NetEase website. Only through NetEase website can Party A and Party B furnish customers with technology services and receive income generated therefrom.

4. Services jointly provided by the Parties

The Parties shall, by using their respective technologies and resources, work together to provide users of the NetEase website and related products with services including but not limited to those as set forth in this Article, and jointly provide clients with services on the basis of the aforesaid services.

5. The Parties must cooperate with each other for the purpose of implementing the aforesaid services and providing them to clients.

II. Ways of Cooperation

1. The Parties agree that, during the term of this Agreement, each Party shall decide in its own discretion whether or not to enter into a separate technology service agreement according to its own needs, prescribing the specific scope, methods, staffing, billing rates, among other things, of various technology services. Each of the aforementioned technology service agreements, once made, shall be in addition to and part of this Agreement, with the same effect as this Agreement.

2. In addition to services set out in Article I of this Agreement, Party A shall, by leveraging its resources, carry out promotion and publicity with respect to the income generated from services provided to clients hereunder, and shall be responsible for the relevant costs and expenses for the promotion and publicity of services other than NetEase games (including without limitation online games). Party A shall also pay relevant costs and expenses in connection with the services set out in Clause 1 of Article I hereof, including but not limited to remunerations for R&D staff, and expenses for equipment lease, broadband use and public relations, etc.

3. In addition to services set out in Article I of this Agreement, Party B shall, by leveraging its resources, carry out promotion and publicity with respect to the income generated from services provided to clients hereunder, and shall be responsible for the relevant costs and expenses for the promotion and publicity of services other than NetEase games (including without limitation online games). Party B shall also pay relevant costs and expenses in connection with the services set out in Clause 2 of Article I hereof, including but not limited to remunerations for R&D staff, and expenses for equipment lease, broad band use and public relations, etc.

4. With Party A and Party B providing services under Article I of this Agreement, and Party C providing the website platform, the Parties operate on a joint basis to furnish services to the clients.

5. The Parties agree that Party C will take the full responsibility to collect service income from clients, which shall be distributed in such manner as set forth in Article III of this Agreement.

6. Party A and Party B agree that Party C may also cooperate with any third party it selects to provide services for the users of NetEase website, and enter into a separate written agreement with such third party in connection with the distribution of the distributable income under Article III between itself and the third party.

III. Distribution of Service Income and Methods of Payment

Given that Party C is the holder of Value-added Telecommunications Business License for NetEase website (URL: http://www.163.com), and all services provided under this Agreement shall be operated, and revenues thereof shall be collected from clients, through NetEase website, the Parties agree to distribute the income from services jointly provided for clients under this Agreement according to the following formulas:

1. Calculation of distributable income

The Parties agree that the balance of all the service income received by Party C from clients for each month, including but not limited to those from NetEase e-card, (hereinafter referred to as “Service Income”), after deduction of turnover taxes payable for the above income (such as business tax, hereinafter referred to as “Payable Turnover Taxes”), the expenses incurred in Party C’s operation of the website (exclusive of the portion of expenses paid by Party C to Party A, Party B and any other partner of the NetEase group) and the profits that may be retained by Party C, shall be the distributable income to be shared among Party A, Party B and any other partner of the NetEase group.

The Parties agree that, in case of any adjustments in the Payable Turnover Taxes to be paid by Party C due to changes in government policies, the Parties shall decide on new methods for distribution by entering into a supplemental agreement in writing.

The formula for calculating distributable income is as follows:

Distributable income

= Service income - Payable Turnover Taxes – Expenses incurred in the operation of the website by Party C - Profits retained by Party C

2. Profits retained by Party C:

Since Party C is the owner of the domain name “www.163.com” and the holder of Value-added Telecommunications Business License for NetEase website, all services provided under this Agreement shall be operated, and income thereof shall be collected from clients, through NetEase website, the Parties agree to calculate the profits retained by Party C according to the following formula:

Profits retained by Party C = 5% of the aggregate expenses actually incurred in the possession of the domain name “www.163.com” and Value-added Telecommunications Business License for NetEase website by Party C, excluding the portion of expenses paid by Party C to Party A, Party B and any other partner of the NetEase group plus the Payable Turnover Taxes (e.g. business tax, etc.).

3. Formulas for calculating the due portions of income payable to Party A, Party B and any other partner of the NetEase group

The specific amount of the due portions of income payable to Party A, Party B and any other partner of the NetEase group will be calculated using the following formulas:

Participants in distribution	Formula for calculating the due portions of income payable to Party A, Party B and any other partner of the NetEase group
Party A	Due portion of income = Distributable income × [Expenses of Party A / (Expenses of Party A + Expenses of Party B + Expenses of any other partner of the NetEase group)]

Party B	Due distribution = Distributable income × [Expenses of Party B/ (Expenses of Party A + Expenses of Party B + Expenses of any other partner of the NetEase group)]

Any other partner of the NetEase group	Due distribution = Distributable income × [Expenses of any other partner of the NetEase group / (Expenses of Party A + Expenses of Party B + Expenses of any other partner of the NetEase group)]

4. Methods of payment

Party C shall remit the due portions of income payable to Party A, Party B and any other partner of the NetEase group for the previous month into the following accounts of Party A, Party B and any other partner of the NetEase group within one month after each settlement.

Party A’s account:

Bank: China Construction Bank Tonghui Sub-branch

Account name: NetEase Information Technology (Beijing) Co., Ltd.

Account No.: 2610016317

Party B’s account:

Bank: Agricultural Bank of China Guangzhou Peace World Plaza Sub-branch

Account name: Guangzhou NetEase Interactive Entertainment Ltd.

Account No.: 037601040001838

Account details of any other partner of the NetEase group will be specified in separate notices.

In the event of any changes in the account details set out above, the party making such changes is obliged to notify the changes in its account in writing, otherwise such party shall be responsible for the liabilities arising therefrom.

IV. Intellectual Property

1.	Party A shall be solely and exclusively entitled to any right, title, and interest in and to all or any intellectual property generated in its performance of this Agreement, including but not limited to copyrights, patents, know-how, trade secrets and the like.

2.	Party B shall be solely and exclusively entitled to any right, title, and interest in and to all or any intellectual property generated in its performance of this Agreement, including but not limited to copyrights, patents, know-how, trade secrets and the like.

3.	Subject to written consent from the proprietors, Party C may be assigned any right, ownership or interest in and to all or any intellectual property generated in the performance of this Agreement by Party A and Party B in such manner as agreed on by the relevant two parties through consultations.

V. Confidentiality

1.	Each of the Parties hereto agrees that it shall use its reasonable and best efforts to protect or maintain the trade secrets, technology secrets available to it under this Agreement and all or part of information that shall be kept confidential as required by any Party hereto.

2.	Without consent of the proprietors, none of the Parties hereto may disclose, provide or transfer the information set forth above;

3.	Upon the expiration or termination of this Agreement, either Party hereto is obliged to return upon request of the proprietor any document, material or software containing confidential information provided in Clause 1 of this Article to the proprietor, or destroy such documents, materials or software and delete the confidential information from any relevant electronic devices, and may not continue to use such confidential information;

4.	This Article shall survive any expiration or termination of this Agreement.

VI. Warranties

1. Party A warrants that:

(1)	Party A is a company duly registered and existing in Beijing under the laws of People’s Republic of China (“PRC”), engaged in operation of internet portal technology services.

(2)	Party A has the full right, power, authority and capacity required to execute, deliver and perform this Agreement and all necessary consents and approvals.

(3)	This Agreement shall become legal, valid, and binding upon Party A, and enforceable to Party A in accordance with the terms hereof upon the execution of this Agreement.

2. Party B warrants that:

(1)	Party B is a company duly registered and existing in Guangzhou under the laws of PRC, engaged in computer software R&D and technology support services.

(2)	Party B has the full right, power, authority and capacity required to execute, deliver and perform this Agreement and all necessary consents and approvals.

(3)	This Agreement shall become legal, valid, and binding upon Party B, and enforceable to Party B in accordance with the terms hereof upon the execution of this Agreement.

3. Party C warrants that:

(1)	Party C is a company duly registered and existing in Guangzhou under the laws of PRC.

(2)	Party C has the full right, power, authority and capacity required to execute, deliver and perform this Agreement and all necessary consents and approvals.

(3)	This Agreement shall become legal, valid, and binding upon Party C, and enforceable to Party C in accordance with the terms hereof upon the execution of this Agreement.

VII. Default Liability

Either Party in breach of this Agreement shall bear default liability and compensate for all the losses incurred to the non-breaching Party by reason thereof, including but not limited to: all the losses, damages, liabilities, costs or expenses (including attorney’s fees) directly or indirectly incurred to or by the non-breaching Party due to any breach of the breaching Party.

VIII. Validity

1. Effectiveness

This Agreement shall take effect as of the date of signature and seal by the Parties hereto; this Agreement, upon such effectiveness, shall have automatic retroactive effect from January 1, 2006. This Agreement shall remain in force and effect unless the early termination of this Agreement as provided in Clause 2 of this Article occurs.

2. Termination

The Parties hereto agree that this Agreement shall terminate under the following circumstances:

(1)	Either Party hereto has been in material breach of this Agreement, and continues in such breach for 30 days after receipt of the notice for the occurrence and existence of the breach. In such case, the non-breaching Party may terminate this Agreement by giving written notice to the breaching Party, but without prejudice to the rights or remedies to which such terminating Party is entitled at law or for other reasons;

(2)	Either Party hereto requires in writing to terminate this Agreement;

(3)	Either Party terminating this Agreement in accordance with the terms hereof shall give a 30-day notice in writing to the other two Parties hereto. Article V of this Agreement shall continue in force and effect after the expiration or termination of this Agreement.

IX. Force Majeure

1. The “Force Majeure Event” under this Agreement means any event beyond the reasonable control of any Party hereto and unavoidable despite the reasonable care on the part of the affected Party, including but not limited to government acts, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, the insufficiency in creditworthiness, fund or financing shall not be deemed to be Force Majeure Event. Either Party affected by the Force Majeure Event and seeking a waiver of its responsibilities under this Agreement shall provide a notice of such Force Majeure Event to the other two Parties hereto.

2. In the event that either Party hereto has been delayed in or prevented from its performance of this Agreement by reason of the Force Majeure Event, the same Party shall not be responsible for any loss, additional expenses or damages incurred to the other Parties by such failure or delay in its performance of this Agreement, and such failure or delay shall not be considered as a breach of this Agreement. The Party declaring the Force Majeure Event shall nevertheless use its reasonable endeavors to reduce or eliminate the influences of the Force Majeure Event. The Parties hereto agree that they shall do everything possible to resume performance hereunder whenever such Force Majeure Event is removed or ceases.

X. Governing Law

The validity, construction and performance of this Agreement shall be governed by the laws of PRC.

XI. Notice

Any notice or other communication issued by either Party hereto under this Agreement shall be in writing and in the Chinese language, and may be sent to the following address of the relevant Party by personal delivery, registered airmail, airmail with postage prepaid, or recognized express courier, or transmitted by telefax (provided that such transmission is confirmed by subsequent delivery of a copy thereof by mail).

Party A:	NetEase Information Technology (Beijing) Co., Ltd.
Address:	26th Floor, SP Tower D, Tsinghua Science Park Building 8, No.1 Zhongguancun East Road, Haidian District, Beijing

Party B:	Guangzhou NetEase Interactive Entertainment Ltd.
Address:	2nd section, West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou

Party C:	Guangzhou NetEase Computer System Co., Ltd.
Address:	West part of Suite 203, No.25 Jianhua Road, Keyun Road, Zhongshan Avenue, Tianhe District, Guangzhou

XII. Transfer and Delegation

1. Party C shall not transfer any of its rights or obligations hereunder to any other party unless with the prior written consent from the relevant Party hereto.

2. Party C hereby agrees that Party A or Party B may decide in its own discretion to delegate any other party to perform their respective obligation hereunder, and shall provide Party C with a written notice of such delegation. The delegating Party shall be obliged to assume responsibilities for such delegation to Party C.

XIII. Severability

In the event that any provision hereunder is held to be invalid, illegal or unenforceable under any law, such provision shall be ineffective only to the extent of the relevant jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction, or rendering the same provision or the remainder of this Agreement invalid, illegal or unenforceable within any other jurisdiction.

XIV. Amendments and Supplements

The Parties hereto may make any amendment and supplement to this Agreement through written agreement. Any agreement of amendments or supplements hereto signed by the Parties shall be an integral part of this Agreement, having equal legal effect as this Agreement.

XV. Miscellaneous

This Agreement shall be executed in six counterparts, with each Party holding two thereof.

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Party A:	NetEase Information Technology (Beijing) Co., Ltd.
Authorized representative:
Date:

Party B:	Guangzhou NetEase Interactive Entertainment Ltd.
Authorized representative:
Date:

Party C:	Guangzhou NetEase Computer System Co., Ltd.
Authorized representative:
Date: